Issuer Free Writing Prospectus filed pursuant to Rule 433
supplementing the Preliminary Prospectus Supplement dated
September 23, 2013 and the Prospectus dated April 2, 2012
Registration No. 333-180521

VENTAS REALTY, LIMITED PARTNERSHIP

Fully and unconditionally guaranteed by Ventas, Inc.

Terms applicable to

$550,000,000 1.55% Senior Notes due 2016

Issuer:	Ventas Realty, Limited Partnership

Guarantor:	Ventas, Inc.

Aggregate Principal Amount:	$550,000,000

Final Maturity Date:	September 26, 2016

Public Offering Price:	99.910%, plus accrued and unpaid interest, if any, from September 26, 2013

Coupon:	1.550%

Yield to Maturity:	1.581%

Benchmark Treasury:	0.875% due September 15, 2016

Benchmark Treasury Yield:	0.681%

Spread to Benchmark Treasury:	T+90 bps

Interest Payment Dates:	March 26 and September 26, commencing March 26, 2014

Optional Redemption:

The redemption price for notes that are redeemed before September 26, 2016 will be equal to (i) 100% of their principal amount, together with accrued and unpaid interest thereon, if any, to the date of redemption, plus (ii) a make-whole premium (T+15 bps).

Joint Book-Running Managers:	Goldman, Sachs & Co.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
UBS Securities LLC
Barclays Capital Inc.

Credit Agricole Securities (USA) Inc.
Morgan Stanley & Co. LLC

Senior Co-Managers:	Jefferies LLC
RBC Capital Markets, LLC
RBS Securities Inc.
TD Securities (USA) LLC

Co-Managers:	BNP Paribas Securities Corp.
Fifth Third Securities, Inc.
The Williams Capital Group, L.P.

CUSIP / ISIN:	92277G AA5 / US92277GAA58

Denominations:	$1,000 x $1,000

Trade Date:	September 23, 2013

Settlement Date:	September 26, 2013 (T+3)

Form of Offering:	SEC Registered (Registration No. 333-180521)

Terms applicable to

$300,000,000 5.70% Senior Notes due 2043

Issuer:	Ventas Realty, Limited Partnership

Guarantor:	Ventas, Inc.

Aggregate Principal Amount:	$300,000,000

Final Maturity Date:	September 30, 2043

Public Offering Price:	99.628%, plus accrued and unpaid interest from September 26, 2013

Coupon:	5.700%

Yield to Worst:	5.726%

Benchmark Treasury:	2.875% due May 15, 2043

Benchmark Treasury Yield:	3.776%

Spread to Benchmark Treasury:	T+195 bps

Interest Payment Dates:	March 30 and September 30, commencing March 30, 2014

Optional Redemption:

The redemption price for notes that are redeemed before March 30, 2043 will be equal to (i) 100% of their principal amount, together with accrued and unpaid interest thereon, if any, to the date of redemption, plus (ii) a make-whole premium (T+30 bps).

The redemption price for notes that are redeemed on or after March 30, 2043 will be equal to 100% of their principal amount, together with accrued and unpaid interest thereon, if any, to the date of redemption, and will not include a make-whole premium.

Joint Book-Running Managers:	Goldman, Sachs & Co.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
UBS Securities LLC
Barclays Capital Inc.
Credit Agricole Securities (USA) Inc.
Morgan Stanley & Co. LLC

Senior Co-Managers:	Jefferies LLC
RBC Capital Markets, LLC
RBS Securities Inc.
TD Securities (USA) LLC
Wells Fargo Securities, LLC

Co-Managers:	BB&T Capital Markets, a division of BB&T Securities, LLC
BBVA Securities Inc.
Mitsubishi UFJ Securities (USA), Inc.
SMBC Nikko Securities America, Inc.

CUSIP / ISIN:	92277G AB3 / US92277GAB32

Denominations:	$1,000 x $1,000

Trade Date:	September 23, 2013

Settlement Date:	September 26, 2013 (T+3)

Form of Offering:	SEC Registered (Registration No. 333-180521)

Additional Changes to the Preliminary Prospectus Supplement:

On an as adjusted basis, after giving effect to the sale of the notes offered hereby and the application of the net proceeds therefrom, as if each had occurred on June 30, 2013, we would have had approximately $9.0 billion of outstanding indebtedness (excluding unamortized fair value adjustment and unamortized discounts).

Ventas, Inc. and the issuer have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that Ventas, Inc. and the issuer have filed with the SEC, including the prospectus supplement, for more complete information about Ventas, Inc., the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, Ventas, Inc., the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the accompanying prospectus supplement if you request it by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated, 222 Broadway, 7th Floor, New York, NY 10038, Attention: Prospectus Department, or by calling: 1-800-294-1322 or emailing: dg.prospectus_requests@baml.com; Goldman, Sachs & Co., 200 West Street, New York, NY 10282 Attention: Prospectus Department, or by calling: 866-471-2526; J.P. Morgan Securities LLC by calling: 212-834-4533 (collect), or by fax: 212-834-6081; or UBS Securities LLC, 299 Park Avenue, New York, NY 10171, Attention: Prospectus Specialist, or by calling: 1-877-827-6444, ext. 561 3884.